Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Clarissa Willett (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES 2019 SECOND QUARTER RESULTS
AND UPDATES 2019 GUIDANCE

•	Q2 revenue of $2.88 billion, up 0.5% from $2.87 billion last year; excluding the disposition of businesses revenue grew 2.4%

•	Q2 diluted EPS of $1.93, down 15% from $2.27 last year; Q2 adjusted EPS of $2.93, down 2% from $2.98 last year

•	2019 adjusted EPS guidance of $11.10 to $11.40, up 1% to 3% over 2018

•	2019 free cash flow guidance of $950 million to $1.05 billion, up 3% to 13% over 2018

BURLINGTON, N.C., July 25, 2019 -LabCorp® (or the Company) (NYSE: LH) today announced results for the second quarter ended June 30, 2019, and updated 2019 guidance.

“This quarter again highlighted the strength and balance of our businesses,” said David P. King, chairman and CEO of LabCorp. “Revenue grew 4.1% excluding non-operational headwinds from PAMA, disposition of businesses, and currency translation. Diagnostics performed well during the quarter, with the LaunchPad business transformation initiative largely offsetting known headwinds, while Drug Development continued to deliver strong top-line growth and margin expansion. We deployed capital to share repurchase and acquisitions, returning capital to shareholders and adding to our repertoire of innovative customer solutions that deliver value our customers want. We remain well-positioned to drive growth in 2019 and the years to come.”

Consolidated Results

Second Quarter Results

Revenue for the quarter was $2.88 billion, an increase of 0.5% from $2.87 billion in the second quarter of 2018. The increase in revenue was primarily due to acquisitions of 1.4% and organic growth of 1.7% (which includes the negative impact from PAMA of 0.9%), partially offset by the disposition of businesses of 1.9% and foreign currency translation of 0.7%.

Operating income for the quarter was $335.7 million, or 11.6% of revenue, compared to $369.2 million, or 12.9%, in the second quarter of 2018. The decrease in operating income and margin was primarily due to lower Medicare and Medicaid pricing as a result of PAMA, higher personnel costs, cybersecurity expenses, and higher special items from acquisition and disposition-related costs, partially offset by increased demand and LaunchPad savings. The Company recorded restructuring charges, special items, and amortization, which together totaled $111.2 million in the quarter, compared to $94.3 million during the same period in 2018. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $446.9 million, or 15.5% of revenue, compared to $463.5 million, or 16.2%, in the second quarter of 2018. The $16.6 million decline in adjusted operating income from 2018 included the negative impact from PAMA of $27.1 million.

Net earnings in the quarter were $190.4 million, compared to $233.8 million in the second quarter of 2018. Diluted EPS were $1.93 in the quarter, a decrease of 15.0% compared to $2.27 in the same period in 2018. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $2.93 in the quarter, a decrease of 1.7% compared to $2.98 in the second quarter of 2018.

Operating cash flow for the quarter was $253.5 million, compared to $387.4 million in the second quarter of 2018. The decrease in operating cash flow was primarily due to higher working capital requirements to support growth. Capital expenditures totaled $85.2 million, compared to $87.2 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $168.3 million, compared to $300.2 million in the second quarter of 2018.

At the end of the quarter, the Company’s cash balance and total debt were $265.4 million and $6.6 billion, respectively. During the quarter, the Company invested $656.4 million in acquisitions and repurchased $199.9 million of stock, representing approximately 1.3 million shares. As of June 30, 2019, the Company had $1.05 billion of authorization remaining under its share repurchase program.

Year-To-Date Results

Revenue was $5.67 billion, a decrease of 0.7% from $5.71 billion in the first half of last year. The decline in revenue was primarily due to the disposition of businesses of 1.9% and foreign currency translation of 0.8%, partially offset by acquisitions of 1.0% and organic growth of 1.0% (which includes the negative impact from PAMA of 1.0%).

Operating income was $653.9 million, or 11.5% of revenue, compared to $674.6 million, or 11.8%, in the first half of 2018. The decrease in operating income and margin was primarily due to lower Medicare and Medicaid pricing as a result of PAMA, personnel costs, disposition of businesses, cybersecurity expense, and a favorable one-time legal settlement in 2018, partially offset by organic demand, the Company’s LaunchPad initiatives, acquisitions, and a decrease in costs related to special items. The Company recorded restructuring charges, special items, and amortization which together totaled $204.4 million in the first half of the year, compared to $224.7 million during the same period in 2018. Adjusted operating income (excluding amortization, restructuring charges, and special items) was $858.3 million, or 15.1% of revenue, compared to $899.3 million, or 15.7%, in the first half of 2018. The $41.0 million decline in adjusted operating income from 2018 included the negative impact from PAMA of $54.1 million.

Net earnings in the first half of 2019 were $376.0 million, or $3.79 per diluted share, compared to $407.0 million, or $3.94 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) were $5.55, a decrease of 3.5% compared to $5.75 in the first half of 2018.

Operating cash flow was $419.3 million, compared to $567.1 million in the first half of 2018. The decrease in operating cash flow was primarily due to higher working capital requirements to support growth. Capital expenditures totaled $179.4 million, compared to $159.7 million during the same period in 2018. As a result, free cash flow (operating cash flow less capital expenditures) was $239.9 million, compared to $407.4 million in the first half of 2018.

***
The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Second Quarter Segment Results

LabCorp Diagnostics
Revenue for the quarter was $1.76 billion, a decrease of 2.9% from $1.81 billion in the second quarter of 2018, primarily due to the negative impact from the disposition of businesses of 2.8%, currency translation of 0.2% and lower organic revenue of 0.3% partially offset by acquisitions of 0.4%. The organic revenue decline of 0.3% includes the negative impact of 1.5% from PAMA and 0.6% due to fewer revenue days.

Total volume (measured by requisitions), excluding the disposition of businesses, decreased by 0.9%, as acquisition volume contributed 0.2% and organic volume declined by 1.2%. Organic volume was negatively impacted by approximately 2.5% from the combination of lower consumer genetics demand, managed care contract changes, and fewer revenue days. Excluding the disposition of businesses, revenue per requisition increased by 1.0%, despite the negative impact from PAMA of 1.5%.

Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $345.4 million, or 19.6% of revenue, compared to $376.0 million, or 20.7%, in the second quarter of 2018. The $30.6 million decline in adjusted operating income was primarily due to the negative PAMA impact of $27.1 million. The negative impact from the disposition of businesses, managed care contract changes, cybersecurity expenses, fewer revenue days and personnel expense was predominantly offset by LaunchPad savings, other organic revenue growth, and acquisitions. The Company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Covance Drug Development
Revenue for the quarter was $1.13 billion, an increase of 6.8% compared to $1.05 billion in the second quarter of 2018. The increase in revenue was primarily due to organic growth of 5.5% and acquisitions of 3.3%, partially offset by foreign currency translation of 1.6% and a business disposition of 0.3%.

Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $141.7 million, or 12.6% of revenue, compared to $123.4 million, or 11.7%, in the second quarter of 2018. The increase in adjusted operating income and margin was primarily due to organic demand, LaunchPad savings, acquisitions, and currency translation, partially offset by higher personnel costs, cybersecurity investments, and facilities expenses to support the Company’s global expansion. The Company is on track to deliver $150 million of net savings from its three-year Covance LaunchPad initiative by the end of 2020.

Net orders and net book-to-bill during the trailing twelve months were $5.52 billion and 1.26, respectively. Backlog at the end of the quarter was $10.29 billion compared to $9.95 billion last quarter, and the Company expects approximately $4.1 billion of its backlog to convert into revenue in the next twelve months.

***

Outlook for 2019
The following guidance assumes foreign exchange rates effective as of June 30, 2019, for the remainder of the year and includes the estimated impact from currently anticipated capital allocation.

•
Revenue growth of 1.0% to 2.0% over 2018 revenue of $11.33 billion, which includes the negative impact from the disposition of businesses of approximately 1.5% and foreign currency translation of 0.5%. This is a narrowing of the range from the prior guidance of 0.5% to 2.5%.

•
Revenue in LabCorp Diagnostics is expected to be -3.0% to -2.0% as compared to 2018 revenue of $7.03 billion, which includes the negative impact from the disposition of businesses of approximately 2% and foreign currency translation of 0.2%. This is an improvement over the prior guidance of -4.0% to -2.0%.

•
Revenue growth in Covance Drug Development of 5.5% to 8.5% over 2018 revenue of $4.31 billion, a narrowing of the range as compared to the prior guidance of 5.0% to 9.0%. This guidance includes the negative impact from foreign currency translation of 0.9%.

•	Adjusted EPS of $11.10 to $11.40, which is an increase of 0.7% to 3.4% over 2018 adjusted EPS of $11.02, and a narrowing of the range as compared to the prior guidance of $11.05 to $11.45.

•	Free cash flow (operating cash flow less capital expenditures) of $950 million to $1.05 billion, which is an increase of 2.6% to 13.4% over 2018 and unchanged from the prior guidance.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the Company's website at http://www.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. EDT and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 9679477. A telephone replay of the call will be available through August 8, 2019, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 9679477. A live online broadcast of LabCorp’s quarterly conference call on July 25, 2019, will be available at http://www.labcorp.com or at http://www.streetevents.com beginning at 9:00 a.m. EDT. This webcast will be archived and accessible through July 24, 2020.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to estimated 2019 guidance and the related assumptions, the impact of various factors on operating and financial results, future business strategies, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, the effect of public opinion on the Company’s reputation, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

Revenues	$2,881.7	$2,866.3	$5,672.9	$5,714.6

Cost of revenues	2,056.9	2,031.2	4,058.4	4,100.5

Gross profit	824.8	835.1	1,614.5	1,614.1

Selling, general and administrative expenses	415.3	395.2	809.1	792.2
Amortization of intangibles and other assets	60.2	58.5	117.3	120.8
Restructuring and other special charges	13.6	12.2	34.2	26.5

Operating income	335.7	369.2	653.9	674.6

Other income (expense):
Interest expense	(59.1)	(63.1)	(115.8)	(126.6)
Equity method income, net	2.5	3.0	5.5	5.5
Investment income	1.4	0.8	2.0	1.4
Other, net	(10.5)	2.8	(20.9)	(0.7)
Earnings before income taxes	270.0	312.7	524.7	554.2

Provision for income taxes	79.3	78.6	148.1	147.6

Net earnings	190.7	234.1	376.6	406.6
Less: Net (earnings) loss attributable to noncontrolling interest	(0.3)	(0.3)	(0.6)	(0.3)
Net earnings attributable to Laboratory Corporation of America Holdings	$190.4	$233.8	$376.0	$406.3

Basic earnings per common share	$1.94	$2.29	$3.82	$3.99

Diluted earnings per common share	$1.93	$2.27	$3.79	$3.94

Weighted average basic shares outstanding	98.1	101.9	98.4	101.9

Weighted average diluted shares outstanding	98.8	103.0	99.1	103.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2019	2018
ASSETS:

Current assets:
Cash and cash equivalents	$265.4	$426.8
Accounts receivable	1,576.1	1,467.9
Unbilled services	488.8	394.4
Supplies inventory	219.7	237.3
Prepaid expenses and other	298.6	309.0
Total current assets	2,848.6	2,835.4

Property, plant and equipment, net	2,616.8	1,740.3
Goodwill	7,843.7	7,360.3
Intangible assets, net	4,015.9	3,911.1
Joint venture partnerships and equity method investments	86.7	60.5
Deferred income tax assets	1.7	1.7
Other assets, net	403.6	276.0
Total assets	$17,817.0	$16,185.3

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$531.6	$634.6
Accrued expenses and other	820.3	870.0
Unearned revenue	404.2	356.4
Short-term operating lease liabilities	274.9	—
Short-term finance lease liabilities	8.2	7.9
Current portion of long-term debt	502.3	10.0
Total current liabilities	2,541.5	1,878.9

Long-term debt, less current portion	6,135	5,990.9
Operating lease liabilities	613.0	—
Finance lease liabilities	46.2	51.0
Deferred income taxes and other tax liabilities	948.3	940.0
Other liabilities	368.6	334.0
Total liabilities	10,652.6	9,194.8

Commitments and contingent liabilities	—	—
Noncontrolling interest	20.0	19.1

Shareholders' equity:
Common stock	11.5	11.7
Additional paid-in capital	89.0	1,451.1
Retained earnings	7,455.8	7,079.8
Less common stock held in treasury	—	(1,108.1)
Accumulated other comprehensive income	(411.9)	(463.1)
Total shareholders' equity	7,144.4	6,971.4
Total liabilities and shareholders' equity	$17,817.0	$16,185.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$190.7	$234.1	$376.6	$406.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	139.8	138.5	277.1	281.3
Stock compensation	26.5	26.2	52.0	52.0
(Gain) loss on sale of assets	(1.5)	(2.0)	4.5	(0.3)
Loss on sale of business	8.8	—	8.8	—
Amortization of operating lease right-of-use assets	70.3	—	131.5	—
Accreted interest on zero-coupon subordinated notes	—	0.1	—	0.1
Earnings less distributions deficit/(excess) from equity method investments	8.8	(0.8)	8.0	(1.3)
Asset impairment	—	—	—	2.3
Deferred income taxes	(1.9)	—	15.2	36.0
Change in assets and liabilities (net of effects of acquisitions):
(Increase) decrease in accounts receivable	(0.3)	66.8	(91.1)	13.2
Increase in unbilled services	(41.0)	(13.7)	(67.4)	(36.5)
Decrease in inventories	(5.1)	(6.1)	(1.7)	(4.7)
Decrease (increase) in prepaid expenses and other	8.9	6.6	16.1	(27.2)
Decrease in accounts payable	(80.2)	(31.5)	(109.0)	(91.3)
(Decrease) increase in unearned revenue	(10.6)	(17.9)	(5.0)	8.3
Decrease in accrued expenses and other	(59.7)	(12.9)	(196.3)	(71.4)
Net cash provided by operating activities	253.5	387.4	419.3	567.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(85.2)	(87.2)	(179.4)	(159.7)
Proceeds from sale of assets	0.3	0.6	4.2	0.7
Proceeds from sale of investments	3.0	—	3.4	—
Proceeds from held for sale assets	—	49.1	—	49.1
Investments in equity affiliates	(12.5)	(5.4)	(15.8)	(7.3)
Acquisition of businesses, net of cash acquired	(656.4)	(79.1)	(703.7)	(79.1)
Net cash used for investing activities	(750.8)	(122.0)	(891.3)	(196.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	850.0	—	850.0	—
Payments of term loan	(250.0)	(295.0)	(250.0)	(295.0)
Proceeds from revolving credit facilities	286.3	165.0	419.5	394.7
Payments on revolving credit facilities	(251.3)	(180.0)	(384.5)	(394.7)
Payments on zero-coupon subordinated notes	—	—	(5.2)	—
Nonconrolling interest distributions	(0.3)	(0.3)	(0.5)	(5.9)
Deferred payments on acquisitions	(4.7)	—	(4.7)	—
Payments on long-term lease obligations	(3.7)	(2.3)	(6.7)	(5.1)
Net share settlement tax payments from issuance of stock to employees	(20.7)	(20.1)	(40.1)	(45.1)
Net proceeds from issuance of stock to employees	9.2	14.6	33.9	43.0
Purchase of common stock	(199.9)	(75.0)	(300.0)	(150.0)
Net cash provided by (used for) financing activities	414.9	(393.1)	311.7	(458.1)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	(12.7)	(1.1)	(7.9)
Net (decrease) increase in cash and cash equivalents	(83.4)	(140.4)	(161.4)	(95.2)
Cash and cash equivalents at beginning of period	348.8	361.8	426.8	316.6
Cash and cash equivalents at end of period	$265.4	$221.4	$265.4	$221.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

LabCorp Diagnostics
Revenues	$1,760.9	$1,814.0	$3,482.9	$3,584.2
Adjusted Operating Income	$345.4	$376.0	$655.7	$740.0
Adjusted Operating Margin	19.6%	20.7%	18.8%	20.6%

Covance Drug Development
Revenues	$1,126.4	$1,054.2	$2,201.0	$2,132.6
Adjusted Operating Income	$141.7	$123.4	$279.7	$231.4
Adjusted Operating Margin	12.6%	11.7%	12.7%	10.9%

Consolidated
Revenues	$2,881.7	$2,866.3	$5,672.9	$5,714.6
Adjusted Segment Operating Income	$487.1	$499.4	$935.4	$971.4
Unallocated corporate expense	(40.2)	(35.9)	(77.1)	(72.1)
Consolidated Adjusted Operating Income	$446.9	$463.5	$858.3	$899.3
Adjusted Operating Margin	15.5%	16.2%	15.1%	15.7%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Adjusted Operating Income
Operating Income	$335.7	$369.2	$653.9	$674.6
Amortization of intangibles and other assets (a)	60.2	58.5	117.3	120.8
Restructuring and other special charges (b)	13.6	12.2	34.2	26.5
Acquisition and disposition-related costs (c)	33.2	19.6	44.3	37.6
LaunchPad system implementation costs (d)	2.6	2.5	5.0	4.2
Consulting fees and executive transition expenses (e)	1.5	1.4	2.9	4.5
Costs related to ransomware attack (f)	0.1	—	0.7	—
Special tax reform bonus for employees (g)	—	0.1	—	31.1
Adjusted operating income	$446.9	$463.5	$858.3	$899.3

Adjusted Net Income
Net Income	$190.4	$233.8	$376.0	$407.0
Impact of adjustments to operating income	111.2	94.3	204.4	224.7
Gains and losses on venture fund investments, net (h)	(2.3)	—	3.9	—
Loss on sale of CRP business (i)	8.8	—	8.8	—
Tax reform adjustments (j)	—	1.0	—	16.0
Income tax impact of adjustments (k)	(18.4)	(22.2)	(42.7)	(53.6)
Adjusted net income	$289.7	$306.9	$550.4	$594.1

Weighted average diluted shares outstanding	98.8	103.0	99.1	103.3

Adjusted net income per share	$2.93	2.98	$5.55	5.75

(a)	Amortization of intangible assets acquired as part of the acquisition of a business.

(b)
Restructuring and other special charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the Company.

(c)
Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration and disposition related activities in connection with contemplated and completed transactions.

(d)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of a system as part of the LaunchPad business process improvement initiative.

(e)	Represents executive transition expenses related to various management reorganizations.

(f)	Costs related to ransomware attack including incremental consulting and employee costs incurred to remediate the impact of a ransomware attack, which occurred during the third quarter of 2018.

(g)
During 2018, the Company paid a special one-time bonus to its non-bonus eligible employees in recognition of the benefits the Company is receiving from the passage of the Tax Cuts and Jobs Act of 2017 (TCJA).

(h)
The Company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The Company recorded net gains and losses for the quarter and year-to-date periods related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.

(i)	Represents the loss on sale of the CRP business as part of the Envigo transaction.

(j)	During 2018, the Company recorded a net increase in its provision for income taxes primarily relating to the repatriation tax associated with the adoption of the TCJA.

(k)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.

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